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                                                                 EXHIBIT 23.1(E)


PRIVATE & CONFIDENTIAL
The Directors
TMP Worldwide Inc
1633 Broadway
New York NY 10019


11 January 1999


Dear Sir


We consent to the inclusion of our report dated 4 February 1997, with respect to the consolidated balance sheets of Austin Knight Limited as of 31 December 1995 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two year period ended 31 December 1996 appearing in the Company's Information Statement on Schedule 14C, dated January 6, 1999, which report is incorporated by reference in Amendment 1 to this Registration Statement on Form S-3 of TMP Worldwide Inc.



We also consent to the reference to us under the caption "Experts" in the Prospectus.


Yours sincerely

KPMG